Exhibit 5.1

May 14, 2026

Cable One, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cable One, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s 600,000 shares (the “Shares”) of common stock, par value $0.01, issuable pursuant to the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan (the “Stock Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the Board of Directors (the “Board”) of the Company; (d) certain resolutions adopted by the Compensation and Talent Management Committee of the Board and (e) the Stock Plan.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.  We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company and the representations and warranties of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Shares when, and if, issued pursuant to the terms of the Stock Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cable One, Inc.
210 E. Earll Drive
Phoenix, AZ 85012